Exhibit 4.3

CONSENT TO WAIVER

This Consent to Waiver (this “Consent”) dated as of the 2nd day of February, 2008, by and between Morgan Stanley Dean Witter Capital Partners IV, L.P., (“MSCP IV”), MSDW IV 892 Investors, L.P. (“MSDW IV 892”) and EnerSys (“Company”). MSCP IV and MSDW IV 892 are collectively referred to as the “MSCP Securityholders.”

BACKGROUND

A. The MSCP Securityholders and Company are parties to a certain shareholder agreement dated November 9, 2000, as amended, (the “2004 Securityholder Agreement”).

B. Company has requested a waiver to Section 3.7 of the 2004 Securityholder Agreement, which requires any Management Securityholder to provide the Compensation Committee of the Board of Directors, no less than five (5) nor more than twenty (20) Business Days’ notice of their intent to make any such Sale or create any such Encumbrance (as such terms are defined in the 2004 Securityholder Agreement) (the “Compensation Committee Notice Requirement”);

C. Section 5.4 of the 2004 Securityholder Agreement provides the MSCP Securityholders and Company the authority to waive the Compensation Committee Notice Requirement; and

D. The MSCP Securityholders and Company desire to consent to the waiver of Section 3.7 of the 2004 Securityholder Agreement.

CONSENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto, intending to be legally bound, hereby Consent to the following:

1. The requirement set forth in Section 3.7 of the 2004 Securityholder Agreement, is hereby waived in its entirety.

2. This Consent shall be binding upon and inure to the benefit of the parties to the 2004 Seucrityholder Agreement and their respective successors and assigns.

3. No other consent, order, qualification, validation, approval or authorization is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of this Consent.

4. Except as specifically waived by this Consent, all other terms of the 2004 Securityholder Agreement in effect as of the date hereof shall remain in full force and effect.

7. This Consent shall be governed by and construed in accordance with the law of the State of New York.

8. This Consent may be executed by the parties on separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the MSCP Securityholders and Company have executed or caused this Consent to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.

MSCP Securityholders:

Morgan Stanley Dean Witter Capital Partners IV, L.P.

By: MSDW Capital Partners IV, LLC, as General Partner

By: MSDW Capital Partners IV, Inc., as Member

By: METALMARK SUBADVISOR LLC, as attorney-in-fact

By:	/s/ Howard Hoffen
Name:	Howard Hoffen, Managing Director
Date:	February 2, 2008

MSDW IV 892 Investors, L.P.

By: MSDW Capital Partners IV, LLC, as General Partner

By: MSDW Capital Partners IV, Inc., as Member

By: METALMARK SUBADVISOR LLC, as attorney-in-fact

By:	/s/ Howard Hoffen
Name:	Howard Hoffen, Managing Director
Date:	February 2, 2008

Company:

EnerSys

By:	/s/ John D. Craig
John D. Craig
Chairman, President & CEO
Date:	February 2, 2008